Exhibit 10.44
Supply Contract

This Supply Contract (the "Contract") made and entered into between ATLANTIS PETROLEUM, LLC, a Delaware limite liability company with a business address of 880 E Swedesford Road, Suite 110, Wayne, PA 19087 (hereinafter called "Seller") and ALL AMERICAN PLAZAS, INC., a Delaware corporation with a business address of 2210 Camp Swatara Rd., Myerstown, PA 17067 (hereinafter called "Purchaser".)

WITNESSETH

In consideration of the mutual promises herein contained, Seller shall sell and deliver to Purchaser at the locations listed on Attachment "A" ("Location" or "Premises"), and Purchaser shall purchase, receive and pay for unbranded or branded product(s) under the trademarks, service marks, trade names, brand names, trade dress, logos, color patterns, color schemes, design schemes, insignia, image standards or other brand identifications designated by Seller of the kind and in the quantities and under the terms and conditions specifically set forth in the Commodity Schedule(s), Attachment B, annexed hereto and made a part hereof. Seller's suppliers of the products to be delivered hereunder are referred to hereinafter as the "Supplier."

1. Duration.

(a) This Contract, effective as May 8, 2008 ("Effective Date"), shall continue for a term of three (3) years (the "Term"), beginning on the 8th day of May, 2008 and continuing in effect through the 7th day of May, 2011.

(b) Unless, after good faith discussions, a renewal or extension of this Contract is agreed to in writing by the parties at least sixty (60) days in advance of-the end of the Term, the Contract shall terminate at the end of the Term.

2. Products. The following Commodity Schedule(s) (Attachment B), forming a part of this Contract was/were affixed at or before the signing hereof.

COMMODITY SCHEDULE (Check all that apply)

___ Motor fuel
  x    Diesel
___ Kerosene
___ Heating Oi1
___ Off Road Fuel

By mutual agreement, this Contract may be amended from time to time by adding other or additional schedules, substituting revised schedules or by deleting one or more items or provisions from any Commodity Schedule(s) listed hereinabove. Additional and revised schedules shall be so marked and initialed by an authorized representative of Seller and by Purchaser and shall be affixed to and become a part of this Contract from and after the date appearing on such additional or revised schedule(s). Deletions shall be made by notice given as provided herein and shall be effective when accepted.

3. Ouantity. Seller shall sell to Purchaser and Purchaser shall purchase from Seller all of Purchaser's diesel fuel requirements at the Locations on Attachment A; provided, Purchaser shall have the right to sell one or more of the Locations whereupon the estimated volumes set forth in Attachment 13 shall be adjusted. The product(s) covered by this Contract are shown on the applicable Commodity Schedule. However, during any period of this Contract for which the amount of any such product(s) that Seller is required to deliver to Purchaser is prescribed by government rules, regulations or orders, the quantity of such product(s) covered by this Contract may be curtailed by Seller upon written notice from Seller to Purchaser.

4. Price/ Method of Payment.

(a) The price of the products) covered by this Contract shall be as stated in the applicable Commodity Schedule(s). Purchaser agrees to pay by electronic funds transfer ("EFT") or any other means requested by Seller in its sole discretion for all diesel fuels delivered to Purchaser by Seller under the terms of this Contract. Payment for each load shall be made as set forth in paragraph (b) below.

(b) All amounts payable by Purchaser to Seller shall be paid in the two following methods:

(i)  First, Purchaser shall arrange for all payments (other than cash), e.g., credit card, "Comdata," "T -Checks" and other electronic forms of payment and deposits for monies owed to Purchaser for purchases at the Locations, to be paid directly to Seller's account ("Automatic EFT Payments"). Purchaser and Seller will provide each other with all information and authorization necessary to arrange for the automatic payment of these funds to Seller's account; and

(ii)  Second, beginning thirty (30) calendar days from the Effective Date and continuing on an ongoing basis thereafter during the Term of this Agreement, to the extent the Automatic EFT Payments on any given day either (i) do not cover at least ninety percent (90%) of the amounts owed by Purchaser to Seller for deliveries of product to the Locations during the prior thirty (30) days) ("Deficiency"); or (ii) exceed the amounts owed by Purchaser to Seller for deliveries of product to the Locations during the prior thirty (30) days) ("Excess"), upon Seller's or Purchaser's delivery of written or verbal notice to the other party of such Deficiency or Excess, Purchaser and Seller shall meet to (A) resolve the Deficiency or Excess, as the case may be; (B) adjust or recalibrate the method of payment to remove any Deficiency or Excess in the future; and (C) arrange for either Purchaser's immediate payment of additional funds to Seller to eliminate the Deficiency or Seller's reimbursement of funds to Purchaser to eliminate the Excess. Purchaser and Seller will establish a commercial accounts with financial institutions that provides EFT services, and payments intended to eliminate such Deficiencies or Excesses will be made by electronic transfers of funds between Purchaser's and Seller's accounts. Purchaser shall not use, or permit to be used, said commercial account for personal, family, or household purposes. Purchaser and Seller will provide each other with all information and authorization necessary to arrange for such electronic payments.

5. Control. Purchaser is an independent contractor with the right and obligation to direct and control the business operation at the Premises, including the establishment of the prices at which products and merchandise are sold. Purchaser has no authority to employ anyone as an employee or agent of Seller for any purpose.

6. Liability. Seller shall not be liable to Purchaser or Purchaser's agent for any damage to or loss of property, or for injury to or death of persons or for the violation by Purchaser or any other person of any governmental statute, law, regulation, rule, or ordinance, arising from the operation or activities of Purchaser or any other person pursuant to this Contract. Purchaser shall indemnify, protect, defend, and save Seller and Supplier harmless from and against any and all losses, claims, liabilities, environmental cleanup costs, fines, penalties, suits and actions, judgments and costs, including attorneys' fees and the costs of litigation, which shall arise from or grow out of any injury to or death of persons, or damage to or loss of property, or violation by Purchaser or Purchaser's agent of any governmental statute, law, regulation, rule, or ordinance, directly or indirectly arising out of, or resulting from, or in any way connected with (i) Purchaser's performance of this Contract, (ii) operation of Purchaser or activities of any other person at the Premises, or (iii) the condition of the Premises or of the adjoining streets, sidewalks or ways, irrespective of whether such injury, death, damage or loss is sustained by Purchaser or any other person, firm or corporation which may seek to hold Seller or Supplier liable. The existence or non-existence of any insurance that may be required under this Contract will not limit Purchaser's indemnity or other obligations under this Contract.

7. Credit.

(a) In the event of insolvency of Purchaser, assignment for benefit of creditors, the institution of bankruptcy, insolvency, reorganization, receivership, debt adjustment, or liquidation proceedings, by or against Purchaser, or failure of Purchaser to perform any of the obligations of payment in accordance with the terms of payment established by Seller from time to time, Seller shall have the option without notice or demand upon Purchaser to declare an event of default, and upon any such default Seller may declare all of Purchaser's indebtedness to Seller immediately due and payable. Thereafter Seller may proceed to enforce payment and may exercise any and all rights available to it.

(b) Purchaser understands and agrees that, in the event of a default or breach of this Contract for any reason, Seller shall have the right to exercise Seller's lights under any and all instruments executed by Purchaser to secure its obligations under this Contract.

8. Failure To Perform.

(a) Any delays in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, rebellion or sabotage or damage resulting there from; embargoes or other import or export restrictions; fires, floods, explosions, accidents, or breakdowns; riots; strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named which are not within the control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or provide against. A party whose performance is affected by any of the causes set forth in the preceding sentence shall give prompt written notice thereof to the other party.

(b) Seller shall be under no obligation to make deliveries hereunder at any time when in Seller's sole judgment it has reason to believe that the making of such delivery would be likely to cause strikes to be called against it or cause its properties to be picketed.

(c) Seller shall not be required to make up deliveries omitted on account of any of the causes set forth in this paragraph.

(d) Nothing in this paragraph shall excuse Purchaser from making payment when due for deliveries made under the Contract.

9. Determination of Quantity and Ouality. The quantity and quality of product(s) sold hereunder shall be for all purposes conclusively deemed to be the quantity and quality set forth in Seller's bill of lading or other document of delivery unless, within seventy two (72) hours of the time of delivery, Purchaser delivers to Seller written notice of any claimed shortage in quantity or claimed deviation in quality, or where discovery of any such shortage or deviation could not reasonably have been discovered by careful inspection at the time of delivery, within three (3) days after discovery. Time is of the essence in complying with this provision.

10. Quality, Specification or Name of Product. Seller shall have the right at its sole discretion at any time during the life of this Contract, upon prior written notice to Purchaser, to (a) change or alter the quality, grade, or specifications of any product(s) covered by this Contract or (b) discontinue or reduce the availability of any such product(s) if such change, discontinuation or reduction is effected by Supplier. In the event of any discontinuation or reduction of product deliveries, for the duration of such reduction or discontinuance Purchaser shall be relieved of its obligation to purchase all of its product requirements as set forth in Attachment B and Purchaser shall be permitted to purchase its product requirements from third party suppliers to the extent Seller is unable to furnish Purchaser all of its product requirements. Seller shall give Purchaser written notice of discontinuance or reduction of the manufacture of any product(s) covered by this Contract. The Contract shall terminate as to such product(s) when such notice is effective.

11. Assignment. Purchaser's interest in this Contract shall not be transferred or assigned by Purchaser in whole or in part, directly or indirectly, without the prior written consent of Seller, which consent shall not be unreasonably withheld. As a condition for Seller's consent to the transfer or assignment of Purchaser's interests under this Contract Purchaser must provide documentation as to the credit worthiness of the potential assignee. Assignee will provide Seller with requested security deposit, Seller shall also have the right to charge an assignment fee of Seven Thousand Five Hundred Dollars ($7,500.00). Nothing contained in the foregoing sentence shall limit Seller's right to impose other conditions or requirements for its consent under this paragraph. Seller may assign this Contract in whole or in part upon ten (10) days' prior written notice to Purchaser. If Purchaser assigns this contract, in whole or in part, without prior approval from Seller, Seller may terminate or end its further obligations to deliver product but the Contract itself is not terminated and all of Seller remedies and rights will stay in force.

12. Environmental Compliance

(a) Purchaser shall operate the Locations in such a way as to protect Public Health and Safety.

(b) Purchaser shall become informed about and comply with all local, state and federal laws, statutes, regulations and ordinances related to environmental protection or compliance relevant to Purchaser's operations at the Premises, whether currently in effect or which may come into effect in the future.

(c) Purchaser shall comply with all applicable local state and federal underground storage tank ("UST") compliance requirements, whether currently in effect or which may come into effect in the future, including, but not limited to: (i required inspections of any release detection equipment for UST and product lines; (ii) required inspections of any automatic tank gauging equipment; and (iii) maintenance and required inspections of any vapor recovery equipment. Purchaser will provide Seller with a completed ATTACHMENT C, a CERTIFICATION OF COMPLIANCE for Underground Storage Tanks.

13. Notices. All written notices required or permitted to be given by this Contract shall be. deemed to be duly given if delivered personally or sent by certified or overnight mail to Seller or to Purchaser, as the case may be, at the address set forth above or to such other address as may be furnished by either party to the other in writing in accordance with the provisions of this paragraph. The date of mailing shall be deemed the date of giving such notice„ except for notice of change of address, which must be received to be effective.

14. Termination.

(a) If Purchaser defaults on any portion of this Contract Seller may elect to terminate its obligations to provide product to Purchaser without terminating its rights or remedies under this Contract, including any liquidated damages under Section 2 of Attachment B. Seller may terminate the obligations but not its rights under this Contract; (i) if Purchaser makes any material false or misleading statement or representation which induces Seller to enter into this Contract, or which is relevant to the relationship between the parties hereto; (ii) if Purchaser becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Purchaser's creditors, or if a receiver is appointed for Purchaser; (iii) if possession of the business Location(s) of the Purchaser is interrupted by act of any government or agency thereof; (iv) if Purchaser fails to pay in a timely manner any sums when due hereunder; (v) if Purchaser defaults in any of its obligations under this Contract; (vi) under the circumstances described in causes for termination by Seller elsewhere in this Contract; or (vii) if Purchaser engages in fraud or criminal misconduct relevant to the operation of the business of the Purchaser.

(b) Purchaser may terminate this Contract if it sells all of the Locations to one or more third parties unrelated, directly or indirectly, to Purchaser; provided, Purchaser will not enter into an agreement (written or verbal) to sell any of the Locations without fast entering into good faith discussions with Seller for the sale of the Location(s) by Purchaser to Seller. Purchaser and Seller acknowledge Seller is not acquiring a "right of first refusal" under this paragraph (b) but is acquiring the right to have Purchaser and Seller negotiate in good faith for the purchase and sale of one or more of the Locations before Purchaser agrees to sell such Location(s) to a third party.

(c) Termination; of this Contract by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Contract.

15. Accord. The parties to this Contract have discussed the provisions herein and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder, and that any breach of a provision by either party hereto or a failure to carry out said provisions in good faith shall conclusively be deemed to be substantial.

I6. Nature of Agreement. In consideration of the granting and execution of this Contract, it is understood and agreed that there shall be no contractual obligation to extend or renew the period or terms of this Contract in any way, and the parties agree that this Contract shall not be considered or deemed to be any form of "joint venture" or "partnership" at the Premises of Purchaser or elsewhere.

17. Express Warranties. Seller (a) warrants it will convey good title to the product(s) supplied hereunder free of all liens; and (b) will provide the same warrant of merchantability for the product(s) as received by Seller from its Supplier. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE WARRANTY OF MERCHANTABILITY, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, IS EXPRESSLY EXCLUDED AND DISCLAIMED.

18. Entire Agreement; Modifications. This Contract cancels and supersedes all prior written and unwritten agreements, attachments, schedules, appendices, amendments, promises, and understandings between the parties pertaining to the matters covered under this Contract, except any indebtedness owed to Seller by Purchaser, and is a final, complete and exclusive statement of the agreement between Seller and Purchaser. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT.  No amendment, deletion, modification, or alteration to this Contract shall have any effect unless and until made in writing and signed by an authorized representative of Seller and by Purchaser. EXECUTION OF THIS CONTRACT BY PURCHASER IS AN ACKNOWLEDGEMENT THAT NO REPRESENTATION NOT SET FORTH IN WRITING HEREIN HAS BEEN MADE OR RELIED UPON BY PURCHASER.

19. Damages. NO CLAIM SHALL BE MADE UNDER THIS CONTRACT FOR SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, EXCEPT AS PROVIDED OTHERWISE BY LAW.

20. Seller's Equitable Remedies/Attorneys' Fees.

(a) It is hereby agreed to and understood by the parties to this Contract that Seller shall be entitled to recover from Purchaser all reasonable attorneys' fees and other legal costs incurred by Seller to secure or protect its rights under this Contract or to enforce the terms thereof, whether at law or in equity. Seller shall also be entitled to reimbursement by Purchaser for all attorney's fees and litigation expenses incurred to enforce any termination of this Contract.

(b) Seller's termination of this Contract shall not prejudice Seller's right to seek monetary damages or equitable relief against Purchaser. All powers and remedies available at law and in equity, including the right to terminate this Contract under the PMPA, shall be cumulative and not exclusive of any other powers and remedies available by virtue of this Contract, and no delay or omission of Seller in exercising any right or power accruing upon any breach of, or default under any provision of this Contract shall impair any other or subsequent breach or impair any rights or remedies consequent thereto.

21. Purchases from Other Suppliers. Purchaser understands and agrees that it is obligated to purchase all its diesel fuel requirements for the Locations from Seller. In the event that Purchaser purchases any diesel fuel products from a supplier other than Seller for any reason other than as permitted under Section 10 above, Purchaser shall pay Seller an amount equal to $0.025 (2 1/2 Cents) for each gallon of diesel fuel purchased from such other supplier; provided, in the event, for any period lasting forty five (45) days or longer, the price paid for product(s) by Purchaser under Attachment B is more than $0.03 (three cents) higher than Sunoco's posted rack price for unbranded diesel in the same geographic market ("Sunoco Price"), Purchaser shall be permitted to purchase product(s) from a third party supplier for the period that Seller's lowest price under Attachment B remains more than $0.03 (three cents) above the Sunoco Price following the end of said forty five (45) day period.

Executed this 6 day of May 2008.

SELLER:	PURCHASER:

ATLANTIS PETROLEUM, LLC	ALL AMERICAN PLAZAS, INC.

880 E SWSWEDESFORD ROAD, SUITE 110	2210 CAMP SWATTER RD

WAYNE, PA 19087	MYERSTOWN, PA 170

By: /s/ Harvey W. Hicks,	By: /s/ Gregory Frost

Title: HARVEY W. HICKS, CFO	Title: CEO, Able Energy, Inc.

Witness: _________________________	Witness: _______________________